EMPLOYMENT AGREEMENT OF
DOUG NEAL
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2015, between RiverBanc LLC, a North Carolina limited liability company (the “Company”), and Doug Neal (the “Executive”).
The Company desires to provide for the employment of the Executive. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided. The Executive’s employment with the Company is contingent on his execution of this Employment Agreement.
In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.
2.    Term. The Term of this Employment Agreement will commence on the date hereof (the “Effective Date”) and shall end when terminated as hereinafter provided. “Term” shall mean the actual duration of Executive’s employment hereunder, taking into account any termination of employment pursuant to Section 6.
3.    Position and Duties. The Executive shall serve as the President of the Company and shall have such responsibilities, duties and authority as he may have as of the date hereof (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Chief Executive Officer (“CEO”) of the Company or the members holding Class A Common Interests (as such term is defined in the Limited Liability Company Agreement of the Company, (“Operating Agreement”)) of the Company (the “Class A Members”) pursuant to the Operating Agreement that are consistent with such responsibilities, duties and authority. The Executive shall also serve as a senior executive officer of certain subsidiaries of the Company, with positions, titles and responsibilities that are suitable for the President of the Company, at the reasonable request of the Class A Members without additional compensation. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that, subject to the last sentence of Section 8(b) hereof, nothing in this Agreement shall preclude Executive from serving as a director of New York Mortgage Trust or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder.
4.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in Charlotte, North Carolina, except for required travel on the Company’s business to an extent required by the duties of the position.

5.    Compensation and Related Matters.
(a)    Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be $300,000, which amount will be pro rated for fiscal year 2015 based on the number of calendar days remaining in fiscal year 2015 beginning from the date hereof. During the Term, the Class A Members shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1. Any increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).
(b)    Annual Incentive Compensation. The Executive will be eligible to participate in the Company’s annual variable incentive compensation plan (“Annual Incentive Compensation”), which is paid annually to employees, subject to approval of the Class A Members. Provided that the Executive remains employed by the Company through the payment date in February 2016, the Executive will be eligible for the first payment under this plan in February 2016 and the Incentive Compensation for the Executive’s service during 2015 will be not less than $75,000.
(c)    Company Profit Sharing.
(i)    As additional compensation, for each year during the Term, as set forth in this Section 5(c) the Executive will be paid an amount equal to 20% of all Non K-Series Net Profits (the “Profit Sharing Payment”). The Profit Sharing Payment will be calculated and paid on an annual basis on or before April 15th of the year immediately following the year under calculation. Executive acknowledges that 2015 is the first calendar year for which Non K-Series Net Profits will be calculated hereunder. Prior to the annual calculation and payment of the Profit Sharing Payment and in conjunction with the Company’s quarterly distributions to its Class A Members, during the Term the Company agrees to pay to the Executive a good faith quarterly estimate of the projected Profit Sharing Payment for such year, so that after each of the four payments (and taking into account prior estimated payments for such year or any overage with respect to the prior year) the Executive will have received approximately 25%, 50%, 75%, and 100%, respectively of the estimated Profit Sharing Payment for such year. The final determination of the amount of the Profit Sharing Payment will be reconciled with the aggregate estimated payments thereof, so that in the event that the aggregate estimated payments are less than the Profit Sharing Payment, then the Company will promptly make a payment to the Executive of such amount. Alternatively, in the event that the aggregate estimated payments are more than the Profit Sharing Payment, then the Company will reduce any future estimated payments to the Executive by the amount of such excess.
(ii)    For purposes of this agreement, “Non K-Series Net Profits” is defined as net income of the Company for each calendar year of determination, determined in accordance with GAAP and adjusted to (i) remove any revenue (management fees, incentive fees, or otherwise) received by the Company in such year that are attributable to investments in

Freddie Mac CMBS bonds managed by the Company as of January 1, 2015 and (ii) remove an allocation of employee and overhead costs of the Company for such year that are attributable to the management of such Freddie Mac CMBS bonds, which the Company projects to be equal to $1,000,000 for 2015. The Executive and the Company will review such expense allocation from time to time as Freddie Mac CMBS bonds under management decreases. Any expenses included in the calculation of Company GAAP net income for such year, that were attributable to payments made during such year pro-rata to the Class A Members and not in the ordinary course of business will be considered disguised distributions to Class A Members and excluded from the calculation of Non K-Series Net Profits. Revenues arising from life insurance proceeds received by the Company during such year that are related to the Death of a Class A Member will also be deducted for the calculation of Non K-Series Net Profits.
(iii)    The Company make elect to pay the Executive the Profit Sharing Payment in cash or in the form of stock or operating partnership units it receives in connection with services it renders to RiverBanc Multifamily Investors, Inc. Any portion of the payment made in a form other than cash will in in the same proportion in which the Company receives its incentive fees from RiverBanc Multifamily Investors, Inc. in a form other than cash.
(d)    Benefits.
(i)    Vacation. The Executive shall be entitled to five (5) weeks of paid vacation per full calendar year. The Executive shall not be entitled to carry over any unused vacation time from year to year and any unused vacation at the end of employment is forfeited.
(ii)    Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.
(iii)    Employee Benefits.
(A)    Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as disability insurance, and SEP plan, as such benefits may be offered from time to time, on a basis acceptable to all Class A Members and no less favorable than that applicable to other executives of the Company, with the exception that the Chief Executive Officer of the Company is reimbursed for a long term disability insurance plan above and beyond the plan offered to other employees. Subject to the foregoing, until such time as the Company sponsors or provides its own group health insurance, the Company shall reimburse the Executive the amount of the premiums paid by the Executive on, at the Executive’s cost, a health insurance plan sourced by the Executive, up to $750 per month.
(B)    Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage (or similarly appropriate form of insurance under another title), for his acts and omissions while an officer of the Company.

(iv)    Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, systems support and other critical services necessary for the performance of the Executive’s duties.
6.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.
(c)    For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by a majority of the Class A Members at a meeting of the Class A Members called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the particulars of the basis for such meeting and the Executive is given an opportunity, together with counsel, to be heard before the Class A Members and cure any Cause if possible within a reasonable period of time) that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or, except as has been previously (x) disclosed by Executive to the Company in advance of any transaction and (y) approved by all of the Class A Members, secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendre” to, a felony which in the reasonable opinion of at least a majority of the Class A Common Interests brings Executive into disrepute or is likely to cause material harm to the Company’s (or any affiliate of the Company) business, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Class A Members referenced in clause (ii) above, failed to perform (other than by reason of illness or temporary disability) his material duties hereunder, provided, subject to the last sentence of Section 8(b) hereof, nothing in this Agreement shall preclude Executive from serving as a director for New York Mortgage Trust or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties, (iv) has violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of his duties or obligations under this Agreement where such breach causes or is reasonably likely to cause material harm to the Company. Any notice of termination delivered by the Company referenced in clause (ii) above on behalf of the Company to Executive that purports to notify Executive of a termination for Cause, but where the Company has not otherwise followed the procedures set forth in the definition of “Cause” above, shall be deemed to constitute a notice of termination without Cause pursuant to Section 6(e) hereof.
(d)    Termination by the Company without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause, subject to the terms outlined in section 7 below. For the avoidance of doubt, a termination due to death or Disability pursuant to the terms above is not a termination by the Company without Cause.
(e)    Termination by the Executive without Good Reason. The Executive may at any time terminate his employment hereunder without Good Reason by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination. Upon receiving such notice, the Company is entitled to make such resignation without Good Reason effective at any time on or prior to the resignation date proposed by the Executive.
(f)    Termination by the Executive for Good Reason. The Executive may at any time terminate his employment hereunder for Good Reason by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination. The Executive must provide the Company written notice of a potential resignation for Good Reason within 30 days after the condition(s) justifying such resignation arise in order for such resignation to be considered for Good Reason. Upon receiving such notice, the Company shall have 30 days to cure the condition(s) justifying the Executive’s resignation for Good Reason. If such condition(s) are not cured within such period, the resignation for Good Reason shall be effective on the 31st day. For purposes of this Agreement, “ Good Reason ” shall mean: (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement, (B) the assignment to the Executive of any material duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside of Charlotte, North Carolina, (E) in the event that the Class A Members undertake a business venture similar to the Company in circumvention of the Executive, or (F) a Change in Control. “Change in Control” means: a sale or transfer (directly or indirectly) of greater than 50% of the Class A Member interests to a valid third party that is unaffiliated and unrelated by family to a Class A Member.
(g)    Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a)(Death) or (b)(Disability) of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this

Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(h)    “Date of Termination” or “Termination Date” shall mean the date that the Executive’s employment with the Company hereunder ends pursuant to the terms in this Section 6.
7.    Compensation Upon Termination.
(a)    Death. If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the Executive’s accrued but unpaid Base Salary through the date on which the termination took place.
(b)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Executive shall be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans.
(c)    Termination for Cause or Executive’s Termination without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive, within thirty (30) business days following the Date of Termination, his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus any amounts accrued under Section 5(c)(Profit Sharing), and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(d)(iv).
(d)    Termination without Cause or Termination by Executive for Good Reason. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (and provided that the Executive signs, returns to the Company, and does not revoke a general release of claims presented to Executive by the Company), the Company shall pay the Executive, within thirty (30) business days following the Date of Termination all amounts set forth under 7(c) above plus additional amounts (in total, the “Termination Payments”) equal to:

i)
within 60 days after the Termination Date, twice the sum of (x) the Executive’s Base Salary in effect at the Termination Date and (y) the average Annual Incentive Compensation earned by the Executive over the previous three years (or the total term of employment if less than three years); and

ii)
within 60 days after the one-year anniversary of the Termination Date, an amount equal to twice the product of (x) 20%, multiplied, by (y) the average annual Non K-Series Net Profits for the Company starting the later of (a) January 1, 2015 and (b) two years prior to the Termination Date, and ending on the one-year anniversary of the Termination Date, or in the case of the sale of the Company, on the date of the closing of such sale.

Notwithstanding anything to the contrary in this Section 6, if the Executive terminates his employment for Good Reason because of a Change in Control, such Termination Payments in the aggregate shall in no case exceed 20% of the total net valuation of all interests of the Company implied by the consideration received by the Class A Members in connection with and at the closing of a Change in Control, which for the avoidance of doubt is determined net of the aggregate Termination Payments made to the Executive.
For the avoidance of confusion, the Company shall have no further obligations to the Executive under this Agreement.

8.	Covenants of the Executive.
(a)    General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is investing in commercial mortgage-backed securities and other commercial real estate assets (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”) (for purposes of this Agreement, “REIT” shall mean a company that invests in primarily mortgage-backed securities and other real estate assets and that is qualified as a real estate investment trust for purposes of federal income taxation); (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries will give the Executive access to the confidential affairs and proprietary information of the Company and to trade secrets of the Company and its subsidiaries; (v) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.
(b)    Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and for a period of one year following the Date of Termination. During the time period described hereinabove, the Executive covenants that he shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any REIT or other business which invests in commercial mortgage-backed securities or other commercial real estate-related assets and that has assets in excess of One Hundred Million Dollars ($100,000,000), if such business is in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business as of the date of termination; provided, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Date of Termination which ownership, management or participation has been disclosed to and approved by the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or market equivalent non-U.S. securities exchange or market, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
(c)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request and upon the end of employment with the Company. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use or communicate or divulge to anyone other than the Company and those designated by it any such information, knowledge or data. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.
(d)    During the Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.
(e)    The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
9.    Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or ownership interests of the Company or similar transaction involving the Company or a successor corporation.
10.    Continued Performance. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.
11.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Doug Neal
239 Hempstead Place
Charlotte, NC 28207
If to the Company:
RiverBanc LLC
227 West Trade Street, Suite 900
Charlotte, NC 28202
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by a majority of the Class A Members. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina without regard to its conflicts of law principles.
(a)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.
(c)    Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration conducted before a panel of three arbitrators in Charlotte, North Carolina in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation or threatened violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company.

(d)    Executive’s Legal Expenses. In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by him.
(e)    Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of North Carolina (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.
(f)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof.
[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Date: May 26, 2015
/s/ Kevin Donlon
Kevin Donlon
Chief Executive Officer

Date: May 26, 2015
/s/ Doug Neal
Doug Neal

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